FOR IMMEDIATE RELEASE February 15, 2008 For Additional Information Contact: Richard A. Meeusen, (414) 371-5706

BADGER METER ADOPTS SHAREHOLDER RIGHTS PLAN

MILWAUKEE, WI, February 15, 2008.... Badger Meter, Inc. (AMEX:BMI) announced that its Board of Directors adopted a 2008 Shareholder Rights Plan to take effect when the current plan, adopted in 1998, expires on May 26, 2008. As part of this Plan, a dividend of one Common Share Purchase Right will be issued on each outstanding share of the company’s Common Stock to shareholders of record as of the close of business on May 26, 2008.

The Rights are designed to enable the company’s shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the company. The Plan’s adoption is not in response to any specific effort to acquire control of the company, and the Board is not aware of any such effort.

Details of the Plan will be mailed to all shareholders. Additional information concerning the Plan will be contained in filings with the Securities and Exchange Commission and will be accessible via the EDGAR database at www.sec.gov.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

        Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

•	the continued shift in the Company’s business from lower cost, local read meters toward more expensive, value-added automatic meter reading (AMR) systems;
•	the success or failure of newer Company products, including the Orion® radio frequency AMR system, the absolute digital encoder (ADE™) AMR system and the Galaxy® fixed network advanced metering infrastructure (AMI) system;
•	changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;
•	the actions (or lack thereof) of the Company's competitors;
•	changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
•	changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;
•	increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass castings as a result of increases in commodity prices, particularly for copper, at the supplier level and resin as a result of increases in petroleum and natural gas prices;
•	the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental authorities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental authority; and the Company’s expanded warranty and performance obligations;
•	changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;
•	the loss of certain single-source suppliers; and
•	changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

        All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

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